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                                                                 EXHIBIT 99.1

AMERICAN REAL ESTATE INVESTMENT CORPORATION SIGNS DEFINITIVE AGREEMENTS TO ACQUIRE A FIFTEEN BUILDING OFFICE PORTFOLIO FOR APPROXIMATELY $130 MILLION AND EIGHT INDUSTRIAL BUILDINGS FOR $27.4 MILLION

PLYMOUTH MEETING, PA, May 29, 1998. American Real Estate Investment Corporation (AMEX: REA) announced today that it has signed definitive agreements to acquire a fifteen building office portfolio totaling approximately 1.3 million square feet located in New York State for a total purchase price of approximately $130 million.
The portfolio includes the premier office park in suburban Syracuse, as well as seven buildings located within the Syracuse CBD. Additionally, there are two office buildings in downtown Buffalo, one office building in Greece, NY, a suburb of Rochester, and one property located in Glenn Falls, NY, a northern suburb of Albany. Pursuant to the agreement, the Company also has an option to acquire two additional properties for $30 million, also located in upstate New York.
The portfolio is to be contributed to the REIT's operating partnership by Pioneer Development Company, LLC, a prominent Syracuse-based real estate owner and developer, in exchange for the issuance of 1.35 million Operating Partnership Units, subject to adjustment. The balance of the purchase price will be in the form of cash and the assumption/refinancing of related indebtedness. The Company has entered into an agreement with the principals of Pioneer in which the Company will have certain rights to pursue acquisition and development opportunities presented to or initiated by Pioneer. Upon consummation of the transaction the Company will open a regional office in Syracuse. Michael J. Falcone, the chairman of Pioneer Development Company, LLC, will join the Board of Directors as part of the transaction.
"This acquisition continues our strategy of acquiring portfolios of Class A real estate below replacement cost with high going-in yields in negotiated transactions. Upon completion of these purchases, we will own in excess of 36% of the Syracuse Class A CBD and 18% of the Syracuse Class A suburban market. The addition of Mike Falcone to our Board will provide us with a partner who has tremendous operating experience, insight and knowledge, while the opening of a Syracuse office staffed by key Pioneer employees will provide a seamless transition to our new customers. This transaction aligns the interests of a premier office development company in New York State with that of our Company and shareholders," said Jeff Kelter, American's President. The transaction is expected to close in the third quarter.
In addition to the Pioneer portfolio, the Company has entered into definitive agreements to purchase an additional 1.1 million square feet of property comprised of 4 industrial buildings in Ohio, two industrial buildings and one flex building in suburban Rochester, and one flex building in the suburban Albany market for a total of approximately $27.4 million.
"The Pioneer acquisition, together with these properties in Ohio and New York, will bring our total portfolio to over 7.4 million square feet. The Company has entered into a new phase, whereby our increased size and demonstrated track record continues to present opportunities for accelerated growth. Further, the industrial component of our portfolio will grow with these transactions to in excess of 4.9 million square feet, making the Company one of the significant players in the acquisition of bulk distribution, logistically driven facilities in the Mid-Atlantic region," stated Mr. Kelter.
The Company has also entered into an agreement to sell its only remaining multi-family property for $26.8 million, which will result in net proceeds to the company of $10.5 million.
American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey, Albany, New York and Allentown, Pennsylvania, is a fully-integrated self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties in the Mid-Atlantic and Northeast States. The Company currently has 42 properties containing more than 4.9 million square feet. For more information, contact Jeff Kelter at 610-834-3447, send email to INFO@AREIC.COM, or visit our web site at WWW.AREIC.COM.

THIS PRESS RELEASE MAY CONTAIN STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING STATEMENTS REGARDING THE INTENT, BELIEF OF CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS, OR ITS OFFICERS WITH RESPECT TO THE FUTURE OPERATING PERFORMANCE OF THE COMPANY AND THE RESULT AND THE EFFECT OF LEGAL PROCEEDINGS. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING


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STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND
UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES ARE DESCRIBED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S FORM 10-KSB AND QUARTERLY REPORTS ON FORM 10-QSB AND 10Q.